Exhibit 99.2

MOCON, Inc.

Third Quarter 2015 Conference Call Script

November 5, 2015

Delivered by:      Robert Demorest - MOCO

Elissa Lindsoe– MOCO

Phillip Kupper – Three Part Advisors

Operator (if necessary):

Good day, everyone, and welcome to MOCON’s Third Quarter 2015 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Phillip Kupper, MOCON’s investor relations representative. Please go ahead Phillip.

Phillip Kupper:

Thank you for joining us today to discuss our third quarter 2015 financial results. With me on the call today are Robert Demorest, Chief Executive Officer, and Elissa Lindsoe, Chief Financial Officer and Don DeMorett, Chief Operating Officer who will be helping with the Q&A session that we will open up to the audience after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including Constant Currency, EBITDA and Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earning’s release.

With that, I’d like to turn the call over to Robert Demorest, MOCON’s President and Chief Executive Officer.

Robert Demorest

Thanks Phillip; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and your continued interest in MOCON.

On a Constant Currency basis, our third quarter revenue grew 5 percent. Our Permeation and Package Testing business segments both continue to meet our growth expectations at 18 percent and 10 percent respectively. As experienced in the first half of the year, our Industrial Analyzer and Other segment continues to be challenged by the soft oil and gas market. Our earnings are trending up; on a sequential basis diluted EPS improved by 82 percent as revenue improved while we prudently managed costs and expenses. While the strengthening of the US dollar negatively impacted our revenue as reported for the three and nine-month periods, there is less of an effect to our operating income. A large portion of the costs to support our international businesses are denominated in foreign currencies, which provides a natural hedge, therefore mitigating the negative effect of a strengthening dollar to operating profits.

As part of an ongoing process improvement initiative designed to grow MOCON’s global brand, and to provide our customers with enhanced products and services, we have recently implemented a major corporate realignment plan. As part of that plan, we brought the sales and marketing functions of our Package Testing and Permeation business segments under common leadership by promoting Mr. Karsten Kejihof to Vice President of Sales and Marketing for our Package Testing and Permeation segments. For the past 13 years, Karsten has represented our Dansensor MAP products in various sales and marketing capacities and he brings a wealth of product and market knowledge to his new role. One of his objectives going forward is to ensure that our permeation and package testing sales teams are committed to a high degree of customer focus under a strong, integrated brand. Overall, this realignment has resulted in a 5 percent reduction in our U.S. headcount. We expect the realignment plan, which also includes the elimination of several vacant positions within other areas of the Company, will result in approximately $1.7 million of pre-tax savings in 2016. We will record a pre-tax charge of approximately $500,000, or $0.09 per diluted share, in the fourth quarter of 2015 related to employee separation costs. We believe the decision to have common leadership over both of these businesses will not only strengthen our market presence, but will also provide a cost-effective approach to achieving our objectives. Congratulations to Karsten on this well-deserved promotion. We are all looking forward to your contributions toward our sales and marketing strategy moving forward.

In other news, Dan Mayer, our CTO recently announced that he is entering into semi-retirement. As part of this move, Dan will step down as our CTO at the end of 2015 while continuing to provide MOCON his expertise on a half time basis throughout 2016. His continued service will ensure a smooth transition while enabling MOCON to expand its technical capabilities through advanced research without having to backfill the CTO position; an example of the cost savings I mentioned earlier.

Dan Mayer and I have worked closely together at MOCON for over 30 years. His creative excellence in the areas of technology and methodology have made huge contributions to MOCON’s success. When I thought of something needed in the market, Dan figured out how to make it. When Dan thought of something clever to make, I figured out how to get it to market. We were a great match, and I am extremely grateful for his creativity and innovation.

In his new capacity, Dan will still be able to contribute his expertise in the areas of new sensor technologies. MOCON is always on the lookout for better ways to measure things, and we have many avenues for Dan to investigate. I hope you will join me in congratulating Dan Mayer on his lengthy career at MOCON, and wish him well as he enters semi-retirement.

I will go over the performance of our business segments later in the call, but for now, I’ll turn the discussion over to Elissa to go through the consolidated financials in detail.

Elissa Lindsoe

Thanks Bob, and thanks again to everyone for joining us. In Q3, 62 percent of our reported revenue was generated outside of the United States of which, 40 percentage points were sold in Europe so once again, we were significantly impacted by the strong dollar. Reported revenue for the third quarter of 2015 was $15.5 million, down slightly from $16.6 million during the third quarter of 2014. On a constant currency basis, revenue was $17.4 million, a 5 percent increase year-over-year. Year-to-date September 2015 reported revenue was $45.9 million, or $50.4 million on a constant currency basis which is 6 percent higher than year-to-date revenue as of September 2014.

As Bob mentioned earlier, we have a natural currency hedge in our business model that mitigates the impact of the top line reduction to our bottom line. Of the $1.9 million for the quarter and $4.5 million for the YTD currency impact to revenue, approximately 8% to 10% of the decline negatively impacted operating profits. In Q3 2015, we reported operating income of $1.6 million, or 10 percent of revenue, which is $863K below Q3 2014. Overall reported gross profit was 54 percent of revenue in Q3 2015 compared to 57 percent in Q3 2014 and total operating expenses were consistent year-over-year at 43 percent of revenue. Increased spending for professional fees associated with our initiative to reduce our number of legal entities, as we discussed last quarter, offset the overall operating expense favorability that was related to foreign currency translation.

Moving on to the remainder of our income statement:

Other Expense for the third quarter of 2015 was $48,000 compared to $117,000 during the same quarter in 2014 and our YTD September effective tax rate was 31 percent in 2015, up 1 percentage point from the comparable period in 2014. The increase in the rate is due primarily to a mix shift in the proportion of projected 2015 taxable income being generated in the U.S than was in 2014, as well as foreign tax rate increases.

Net income for the third quarter of 2015 was $1.2 million, or $0.20 per diluted share, compared to $1.6 million, or $0.30 per diluted share for the third quarter in 2014.

Adjusted EBITDA for third quarter of 2015 was $2.6 million compared to $3.3 million in the third quarter of 2014.

Moving on to our cash flow and balance sheet

Cash and cash equivalents were $6.4 million on September 30, 2015 compared to $6 million on June 30, 2015 and $6.3 million on December 31, 2014. The $0.1 million increase was driven by positive operating cash flows that were in excess of the use for investing and financing activities as well as $376K of negative foreign exchange rate fluctuations.

Accounts receivable was $8.7 million, which represents days sales outstanding of 51, a 6 day improvement compared to 57 days in the third quarter of 2014.

Inventory was $8.4 million, down from $9.2 million on June 30, 2015 driven by improvements in inventory management.

Total debt was $3.7 million on September 30, 2015 compared to $4.6 million on June 30, 2015 and December 31, 2014. In early April, we paid off the Dansensor seller financing in full and during Q3 we paid down our revolving line of credit. We entered into an amended revolving credit facility in August which increased our borrowing capacity to $10 million. As a result of the terms of this refinancing, we began classifying our revolving debt which equaled $3.5 million on September 30, 2015 into long term liabilities which had previously been classified as current.

Net cash provided by operations was $4.4M in the first nine months of 2015 compared to $6.4 million in the same period of 2014. The change was primarily driven by the reduction in net income and a $2.3 million decline in accounts payable and accrued compensation, offset by a $1.5 million reduction in inventory.

With that, I will now turn the call back over to Bob.

Robert Demorest

Thanks Elissa.

I will wrap up our prepared remarks by giving you an overview of our performance by business segment:

Our largest segment in Q3 was Package Testing, comprising 46 percent of overall revenue on a constant currency basis. Reported revenue for this segment was $6.5 million in Q3 2015 and on a constant currency basis was $8.1 million, representing a 10 percent increase over Q3 of 2014 and a sequential increase of 7 percent. 79 percent of Package Testing revenue on a constant currency basis was sold outside of the U.S. in Q3 compared to 77 percent in Q3 of 2014. The majority of this foreign revenue was denominated in euros and therefore, this segment bore the weight on the majority ($1.6 million) of the $1.9 million overall currency impact we experienced in Q3. As a reminder, the majority of the operations supporting our Package Testing segment are based in Europe and as a result, FX favorably impacted costs which offset the majority of the revenue impact. Package Testing gross margin was 55 percent of revenue in the third quarter of 2015 compared to 53 percent of revenue in Q3 2014. This improvement was driven primarily by increased volume from our higher margin headspace and accessory products. Operating expenses were 40 percent of revenue in Q3 2015 compared to 39 percent in the year-ago quarter, resulting in operating margins that were 15 percent of revenue compared to 14 percent in Q3 of 2014.

Our next largest segment for the quarter was Permeation comprising 39 percent of overall revenue on a constant currency basis. Reported revenue in Q3 2015 was $6.5 million and $6.8 million on a constant currency basis, or an 18 percent increase over Q3 2014. Of the Permeation constant currency revenue reported in Q3 2015, 66 percent was sold outside of the United States compared to 70 percent in the same quarter of 2014. A larger portion of foreign revenue is denominated in USD and therefore, our Permeation segment took less of a hit to the top line ($276K) than Package Testing did, however, the majority of our Permeation operations are in the USA and therefore, our Permeation segment did experience a greater impact to operating profits. Gross margin was 55 percent of revenue in the third quarter of 2015 compared to 65 percent of revenue in the year-ago quarter. In addition to foreign currency, third quarter gross margin was negatively impacted by increased production of the next generation of products. We have initiatives in place to reduce costs as our production processes and material sourcing for these new products are further optimized. Operating expenses were 39 percent of revenue in Q3 which is down from 44 percent in the year ago quarter. This decline in operating expenses was offset by the decrease in gross margin, which resulted in Q3 operating margins of 16 percent in 2015 compared to 21 percent in 2014.

Representing the smallest portion of our overall revenue, our Industrial Analyzers and Other segment comprised 15 percent of our revenue on a constant currency basis. Substantially all of the revenue in our Industrial Analyzers segment is denominated in USD and therefore is not subject to foreign exchange fluctuations. Q3 revenue in this segment was $2.6 million which is down 29 percent from the $3.6 million reported in Q3 of 2014. The decline in revenue was driven by reduced sales to customers in the oil and gas industry. 33 percent and 41 percent of our Q3 revenue was sold to foreign markets in 2015 and 2014 respectively. Q3 gross margin was 47 percent in 2015 compared to 56 percent in 2014. The year-over-year decline in the Industrial Analyzers and Other gross profit rate was primarily driven by reduced volume which results in a lower base to absorb semi-variable and fixed manufacturing costs. In addition, our operating expenses were 60 percent of revenue in Q3 2015 compared to 49 percent of revenue in Q3 2014. This 11 percentage point increase was driven by lower volume. On an absolute dollar basis, we have reduced our operating costs in this segment by taking advantage of attrition opportunities while exercising caution to avoid cutting too deep into areas that are fueling growth in the medium and longer term. Q3 2015 operating margin of negative 13 percent compared to positive 7 percent in Q3 2014. As we said on our last call, we continue to believe that low oil prices do not represent long-term challenges to our business. Our customers express confidence that our superior technology positions us well to continue to be a leading player in this market now and as oil prices increase.

In summary, I remain confident in our ability to stay the course for the remainder of 2015, and I look forward to updating you again when we report our full year results.

With that, let me open up the call for your questions. Operator, please instruct our listeners on how to queue up.

After the Q&A:

Robert Demorest

Thank you again for joining us on today’s call. We will look forward to discussing our Q4 results with you sometime in late February or early March. Have a great evening!